EXHIBIT 5.1

Alschuler Grossman Stein & Kahan LLP

1620 26th Street, Fourth Floor, North Tower

Santa Monica, California 90404-4060

July 31, 2006

Arrowhead Research Corporation

201 South Lake Street, Suite 703

Pasadena, California 91106

Re:	2004 Equity Incentive Plan, as amended February 23, 2006 and Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Arrowhead Research Corporation, a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission with respect to the registration of an additional 2,000,000 shares (“Shares”) of the Company’s common stock, $0.001 par value, issuable pursuant to the 2004 Equity Incentive Plan, as amended February 23, 2006.

As such counsel, we have examined such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to enable us to render this opinion. Based on the foregoing and our examination of such questions of law as we deem necessary, we are of the opinion that the Shares, when sold and issued in accordance with (i) the 2004 Equity Incentive Plan, as amended February 23, 2006, and (ii) the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. Except as set forth in this paragraph, this opinion is furnished solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.

Sincerely,

/s/ Alschuler Grossman Stein & Kahan LLP